EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
The Participants and Administrator
Ryder System, Inc. 401(k) Savings Plan:
We consent to incorporation by reference in the Registration Statement (No. 333-134113) on Form S-8 of Ryder System, Inc. of our report dated June 15, 2006, relating to the statement of net assets available for plan benefits of the Ryder System, Inc. 401 (k) Savings Plan as of December 31, 2005, and the related statement of changes in net assets available for plan benefits for the year then ended, which report appears in the December 31, 2006 annual report on Form 11-K of the Ryder System, Inc. 401(k) Savings Plan filed by Ryder System, Inc.
/s/ KPMG LLP
June 25, 2007
Miami, Florida
Certified Public Accountants

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